Exhibit 5.1

São José dos Campos, May 27, 2015

Ladies and Gentlemen:

I have acted as Brazilian counsel for Embraer S.A., a corporation organized and existing under the laws of Brazil (“Embraer”), in connection with the preparation of the Registration Statement on Form F-3 (the “Registration Statement”) to be filed on the date hereof by Embraer with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”) allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act. The Registration Statement relates to (i) the issuance and sale from time to time, in one or more series, of debt securities of Embraer (the “Embraer Securities”); and (ii) the issuance and sale from time to time, in one or more series, of debt securities of Embraer Netherlands Finance B.V. or “Embraer Finance” (“Embraer Finance Notes”), guaranteed by Embraer (the “Guarantee” and, together with the Embraer Securities and Embraer Finance Notes, the “Securities”), in each case, in amounts, at prices and on terms to be determined at or prior to the time of the issuance and sale. Unless otherwise provided in any prospectus supplement to the prospectus forming a part of the Registration Statement relating to a particular series of Securities, the Securities are to be issued under one of two indentures: (i) an indenture to be entered into between Embraer, as issuer, and The Bank of New York Mellon (the “Trustee”), as trustee, registrar, paying agent and transfer agent (the “Embraer Indenture”); and (ii) an indenture to be entered into by and among Embraer Finance, as issuer, Embraer, as guarantor, and the Trustee, as trustee, registrar, paying agent and transfer agent (the “Embraer Finance Indenture” and , together with the Embraer Indenture, the “Indentures”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

1.	In rendering the opinions set forth below, I have examined copies of the documents listed below:

(i)	The Registration Statement, including the form of Indentures filed as exhibits thereto and the Guarantee included therein;

(ii)	The bylaws of Embraer as approved by the Special Shareholders’ Meeting held on March 08, 2013;

(iii)	The minutes of the Annual Shareholders’ Meeting of Embraer dated April 15, 2015 which, among other matters, recorded the shareholders’ approval of the election of the current members of Embraer’s Board of Directors;

(iv)	The minutes of the meetings of the Board of Directors held on April 15 and 16, which the current officers of Embraer were appointed; and

(v)	The minutes of the meetings of the Board of Directors held on May 25, 2015 at which the issuance of Embraer Finance Notes was approved.

2.	I have also examined the records, agreements, instruments and documents and made such investigations of law as I have deemed relevant or necessary as the basis for the opinions hereinafter expressed. I have also assumed that:

(i)	no provision of the Indentures and of the Securities conflicts with the laws of any jurisdiction (other than Brazil); and

(ii)	at the time of the execution and delivery of the Indentures and of the Securities they will have been duly authorized pursuant to applicable law (other than Brazilian law).

3.	I have also assumed without any independent investigation or verification of any kind the validity, legality, binding effect and enforceability of the Indentures and the Securities under the laws of the State of New York.

4.	I have further assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) a prospectus supplement will have been prepared and filed with the SEC describing the Securities offered thereby; (iii) a supplemental indenture will have been prepared and filed with the SEC specifying the details of the offering and the Securities offered thereby; (iv) all Securities will be issued and sold in compliance with all applicable laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement and supplemental indenture; and (v) a definitive underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by Embraer, Embraer Finance and the other parties thereto. Furthermore, I have assumed (i) the due organization and valid existence of all parties (other than Embraer) to the Indentures under the laws of the countries of their respective incorporation; (ii) the Indentures and the Securities will have been duly authorized and validly executed and delivered by the parties thereto (other than Embraer); and (iii) that the performance thereof is within the capacity and powers of the parties thereto (other than Embraer).

5.	Based upon the foregoing and subject to the qualifications set forth herein, I am of the opinion that:

(i)	Embraer is a corporation duly organized and validly existing under the laws of Brazil; and

(ii)	The Indentures and the Securities, when authorized by the Board of Directors of Embraer and when executed by a duly authorized representative of Embraer, and, in the case of the Securities, when issued, delivered and authenticated, as applicable, in accordance with their respective provisions and the provisions of the Indentures, of the prospectus supplement, of the supplemental indenture and in accordance with the applicable definitive underwriting agreement upon payment of the consideration therefor provided for therein, will be duly authorized and validly issued, and will be valid and binding obligations of Embraer.

6.	The foregoing opinions are subject to the following qualifications:

(i)	to ensure the enforceability or the admissibility in evidence of the Indentures together with the respective supplemental indentures and any other document required by any Brazilian court to be furnished: (a) the signatures of the parties thereto signing outside Brazil, must be notarized; and (b) the signature of the notary must be certified by a consular official of Brazil having jurisdiction to provide for such action;

(ii)	the Indentures together with the respective supplemental indentures and any other documents or instruments prepared in a language other than Portuguese (whether signed abroad or not) must be translated into Portuguese by a sworn translator, the signature of whom must be notarized by a notary public, and such documents must be registered with the appropriate Registry of Deeds and Documents (for which translation and registration certain fees would apply). Such translation and registration may be effected immediately prior to any such enforcement or presentation;

(iii)	a final conclusive judicial decision for the payment of money rendered by any Federal or State Court in the City, County and State of New York in respect of the Indentures or of the Securities should be recognized in the courts of Brazil and such courts would enforce such judicial decision without retrial or re-examination of the merits of the original decision only if such judicial decision has been previously ratified by the Superior Court of Justice (Superior Tribunal de Justiça); such ratification is available only if: (a) the judicial decision fulfills all formalities required for its enforceability under the laws of the State of New York, (b) the judicial decision was issued by a competent court after proper service of process on the parties, which service of process must comply with Brazilian law or, after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law, (c) the judicial decision is not subject to appeal, (d) the judicial decision was authenticated by a Brazilian consulate in the State of New York, (e) the judicial decision was translated by a sworn translator registered in Brazil, the signature of whom must be notarized by a notary public, and (f) the judicial decision is not against Brazilian national sovereignty, public policy or good morals;

(iv)	in the event that any suit is brought against the Company in Brazil, certain court costs and deposits to guarantee judgment would be due;

(v)	in the event that any suit is brought against the Company, service of process upon it, if made in Brazil, must be effected in accordance with Brazilian law;

(vi)	any amounts to be paid under the Securities in excess of the amounts provided for in such Securities or the Indentures together with the respective supplemental indentures, if any, will depend on the analysis of the legality and economic grounds by the Brazilian commercial bank chosen to implement the relevant foreign exchange control transactions or, as the case may be, pursuant to a special authorization to be obtained from the Central Bank of Brazil, which authorization will be granted at the Central Bank’s sole discretion;

(vii)	certain payments in U.S. dollars by Embraer in connection with the Indentures or the Securities may be subject to Embraer obtaining the applicable authorization of the Central Bank of Brazil for remittance thereof;

(viii)	the enforceability of the Indentures together with the respective supplemental indentures or of the Securities is limited by applicable bankruptcy, supervised corporate reorganization, insolvency, fraudulent conveyance, liquidation, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by general equitable principles, as well as by certain statutory preferred claims for wages, salaries, social security and taxes as provided by Brazilian law;

(ix)	in the event of bankruptcy of a Brazilian company, creditors which also hold any direct or indirect equity interest in such Brazilian company may have their credits considered subordinated to the other debts of such Brazilian company;

(x)	the principles of Brazilian law that govern the nullity of the acts and obligations are considered principles of public policy and cannot be altered or waived by the parties thereto. Under Brazilian law, a guarantee is considered an accessory obligation to the underlying or principal obligation and Brazilian law establishes that the nullity of the principal obligation causes the nullity of the accessory obligation. Therefore, a judgment obtained in a court outside Brazil against a guarantor for enforcement of a guarantee in respect of obligations that have been considered null, may not be confirmed by the Superior Court of Justice of Brazil;

(xi)	under Brazilian law, a person may not properly waive or be deprived of the right to submit a claim to the judiciary system or be deprived of its property without due process; therefore, any waivers by the Company with respect to its rights to seek recourse from any party and any waivers to assert a claim against a third party may not be enforced by a Brazilian court; and

(xii)	in case of bankruptcy, all credits denominated in foreign currency shall be converted into local currency at the exchange rate prevailing on the date the judge issues a decision declaring the bankruptcy (authorization by the Brazilian Central Bank may be required for the conversion and for the remittance of the amounts abroad) and the amount so determined shall be the amount so considered for any payments to creditors in the bankruptcy.

7.	I express no opinion as to any agreement, instrument or other document other than as specified in this letter.

8.	I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the prospectus constituting part of the Registration Statement under the captions “Enforcement of Civil Liabilities” and “Legal Matters” and in any prospectus supplements related thereto under the caption “Legal Matters” as associate general counsel for Embraer.

9.	I am qualified to practice law in Brazil only, and I do not express any opinion in respect of any laws of any other jurisdiction. This opinion is based upon and limited in all respects to the law applicable in Brazil as presently published, existing and in force.

10.	I expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein as specified above of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, any person relying on this letter at any time should seek advice of its counsel as to the proper application of this letter at such time. This opinion may be relied upon, as of the date rendered, only by you and no other person may rely upon this opinion without my prior written consent.

Very truly yours,

/s/ Márcia Sato Davoli de Araújo
Márcia Sato Davoli de Araújo Associate General Counsel

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